EXHIBIT 10.22


                             AGREEMENT BETWEEN

                  IOMEGA CORPORATION AND SRINI NAGESHWAR

THIS AGREEMENT is entered into by and between Iomega Corporation, a Delaware Corporation (the "Corporation") and Srini Nageshwar
("Mr. Nageshwar").

On August 28, 1986, the Corporation established a GmbH in Munich, Germany under the name of Iomega GmbH. Iomega GmbH was registered in Munich on September 15, 1986. Its name was changed to Iomega Europe GmbH ("the GmbH") and on April 7, 1993, was registered in the Commercial Register in Freiburg, Germany.

The Corporation is represented by Mr. Kim B. Edwards, President and Chief Executive Officer and Board Member of said Corporation.

Mr. Nageshwar was nominated as Gaeschaeftsfuehrer of the GmbH by its shareholders. As Gaeschaeftsfuehrer of the GmbH, Mr. Nageshwar is subject to potential liabilities under German law. To prevent hardship for Mr. Nageshwar, the parties hereto agree as follows:

     1. The Corporation will indemnify and hold Mr. Nageshwar harmless against each liability whatsoever arising out of all business transactions carried on by Mr. Nageshwar in the name of the GmbH; provided, however, that such right of indemnity exists only to the extent that the liabilities incurred by Mr. Nageshwar under the name of the GmbH are in accordance with the delegated power given by the Directors of Iomega Corporation as limited by
          Section 145 of the Delaware General Corporation Law.

          Section 145 provides, in part, that a corporation shall have the power to indemnify an employee against liabilities arising out of proceedings (other than a derivative action) to which he is a party "by reason of the fact that he is ... [an] employee or agent of the corporation" provided that "he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful." This section further provides that with respect to derivative actions, a corporation shall have the power to indemnify an employee or agent against certain expenses arising out of such action provided that he "acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation" and provided further that "no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper." Section 145 further provides that any such indemnification shall be made only "upon a determination that the indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in [the preceding sentences]."

     2. Subject to the above, Mr. Nageshwar is hereby granted the following authority, subject to the Corporation's policies and guidelines, as amended from time to time, the current policies and guidelines being those stated in the Attachment hereto:

          - To conclude lease contracts for the offices of the established GmbH, to purchase office furniture and equipment and to rent or acquire telephone and fax facilities for this office.

          - To hire employees and conclude labour contracts for GmbH employees.

          - To lease cars for executives of the GmbH in accordance with the Corporation's car policy.

          - To distribute, market and service computer equipment and computer accessories according to the subject matter of the GmbH.

          -    To conclude with third parties and the
               administrations any agreements necessary or useful for the operation of the GmbH and to sign contracts and undertakings relating thereto.

     3.   This Agreement is subject to German law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates shown below.


/s/ Kim B. Edwards                      4/21/94
Kim B. Edwards                          Date
President and Chief Executive Officer
Iomega Corporation


/s/ Srini Nageshwar                     4/21/84
Srini Nageshwar                         Date
Managing Director
Iomega Europe GmbH